EXHIBIT 16.1





November 17, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated November 14, 2003 of LMI Aerospace, Inc. and are in agreement with the statements contained in Item 4(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                              /s/ Ernst & Young LLP